Exhibit 3.1

ARTICLES OF INCORPORATION

OF

RIDGEBACK MERGER SUB CORPORATION

ARTICLE I

INCORPORATION

The undersigned, Eric M. Feinstein, whose address is 51 West 52nd Street, New York, New York, 10019, being over eighteen (18) years of age, acting as incorporator, does hereby form a corporation, under and by virtue of the general laws of the state of Maryland.

ARTICLE II

NAME

The name of the corporation (“Corporation”) is: Ridgeback Merger Sub Corporation.

ARTICLE III

PURPOSES

The purposes for which the Corporation is formed are to engage in any part of the world in any capacity in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the “MGCL”) and to enjoy all powers, rights and privileges which a corporation organized under the MGCL may have under the laws of the State of Maryland as in force from time to time, including without limitation all powers, rights and privileges necessary or convenient in carrying out all those acts and activities in which it may lawfully engage.

ARTICLE IV

PRINCIPAL OFFICE ADDRESS

The address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc., 351 West Camden Street, Baltimore, Maryland 21201.

ARTICLE V

RESIDENT AGENT

The name of the resident agent of the Corporation is National Registered Agents, Inc., 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE VI

STOCK

6.1. Authorized Stock. The total number of shares of stock which the Corporation has authority to issue is 1,100 shares, initially consisting of (i) 1,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) 100 shares of preferred stock, par value $0.001 per share (“Preferred Stock” and, together with the Common Stock, the “Stock”). The aggregate par value of all authorized shares of all classes of Stock having par value is $1.10. The Board of Directors of the Corporation (the “Board” or the “Board of Directors”) may reclassify any unissued shares of Stock from time to time in one or more classes or series of Stock. If shares of one class of Stock are classified or reclassified into shares of another class of Stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of Stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of Stock set forth in the first sentence of this paragraph. The Board, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of Stock or the number of shares of Stock of any class or series that the Corporation has authority to issue.

6.2. Common Stock. There shall be one class of Common Stock and the powers, rights, qualifications, limitations or restrictions thereof of the Common Stock shall be as follows:

(a) Dividends on Common Stock. The holders of the outstanding shares of Common Stock shall be entitled as a class to receive, when and as authorized by the Board of Directors and declared by the Corporation, dividends payable in cash, in property or in shares of Stock.

(b) Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock shall be entitled as a class, share for share, after due payment or provision for payment of the debts and other liabilities of the Corporation and the payment of the full preferential amounts to which the holders of its Preferred Stock are entitled, to share ratably in the remaining net assets of the Corporation. A consolidation or merger of the Corporation shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Article VI.

(c) Voting. The holders of Common Stock shall be entitled to notice of all meetings of stockholders, shall have one vote per share and shall have exclusive voting rights on all questions requiring a vote of stockholders, except as may otherwise be provided in the Charter or as required by law.

6.3. Preferred Stock. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and set forth in articles supplementary filed for record with the State Department of Assessments and Taxation of Maryland, and as are not contrary to those stated and expressed in the Charter, including (but without limiting the generality of the foregoing) the following:

(i) The designation of and number of shares constituting such series;

(ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

(iii) Whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(vii) The restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(viii) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation; and

(ix) The voting powers or rights, if any, of the shares of such series of Preferred Stock.

6.4. Issuance of Stock. The Board may authorize the issuance from time to time of shares of Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of Stock of any class or series, whether now or hereinafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation (the “Bylaws”).

ARTICLE VII

BOARD OF DIRECTORS

7.1. General Powers; Action by Committee. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by law, the Charter or the Bylaws, all of the powers of the Corporation shall be vested in such Board. The Charter shall be construed with a presumption in favor of the grant of power and authority to the members of the Board of Directors (the “Directors”). Any action that the Board is empowered to take may be taken on behalf of the Board by a duly authorized committee thereof except to the extent limited by Maryland law, the Charter or the Bylaws. A majority of the Board shall constitute a quorum and, except as provided elsewhere in the Charter, the affirmative vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

7.2. Number. The number of Directors of the Corporation initially shall be two, which number may be increased or decreased only by the Board pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term.

7.3. Term; Election. Directors shall be elected at each annual meeting of stockholders and shall hold office until their successors are duly elected and qualified, or until their earlier resignation or removal.

7.4. Initial Board. The names of the Directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

Anthony Green

Audrey Susanin

7.5. Resignation of Directors. Any Director may resign from the Board or any committee thereof at any time by written notice to the Board, effective upon execution and delivery to the Corporation of such notice or upon any future date specified in the notice.

7.6. Vacancies. Any vacancy occurring on the Board may be filled only in the manner provided in the Bylaws.

7.7 Determinations by the Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its Stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Stock or the payment of other distributions on its Stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Stock; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of Stock; the number of shares of Stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board.

ARTICLE VIII

LIMITATION ON APPRAISAL AND PREEMPTIVE RIGHTS

No holder of any shares of Stock or any other securities of the Corporation, whether now or hereafter authorized, shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL, unless the Board, upon the affirmative vote of a majority of the Board and upon such terms and conditions as specified by the Board, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of Stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights. No holder of any shares of Stock or any other securities of the Corporation shall, as such holder, have any preferential or preemptive rights to subscribe for or purchase any Stock or any other securities of the Corporation other than such rights, if any, as the Board, in its sole discretion, may fix. Subject to such rights, if any, as the Board, in its sole discretion, may fix, any Stock or other securities which the Board may determine to offer for subscription may, within the Board’s sole discretion, be offered to the holders of any Common Stock or other securities at the time outstanding to the exclusion of holders of any or all other classes, series or types of Stock or other securities at the time outstanding.

ARTICLE IX

RIGHTS AND POWERS OF CORPORATION,

BOARD OF DIRECTORS AND OFFICERS

9.1. Conflicts of Interest. Any Director or officer individually, or any firm of which any Director or officer may be a member, or any corporation or association of which any such Director or officer may be a director or officer or in which any Director or officer may be interested as the holder of its stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that such transaction also complies with Section 2-419 of the MGCL or any similar successor provision. Any Director, officer or agent of the Corporation may engage in business activities of the types conducted by the Corporation and such Directors, officers or agents do not have any obligation to present to the Corporation any investment opportunities which they may be aware of, regardless of whether these opportunities are within the Corporation’s investment policies.

9.2. Charter Amendments. Except as otherwise specifically provided herein, the Corporation reserves the right, from time to time, to make any amendment to the Charter, now or hereafter authorized by law, including any amendment which alters the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding Stock; provided, however, that no amendment or repeal of the Charter shall be made unless the same is first approved by the Board and, to the extent required by law or as otherwise specifically provided herein, thereafter approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter; and provided, further, that, in addition to any other vote required by the Charter, the affirmative vote of not less than 80% of the outstanding shares of Common Stock, and not less than 80% of the outstanding shares of any other Stock entitled to vote on such amendment or repeal, voting as separate classes, shall be required to amend or repeal this proviso or any of the provisions of Articles X or XI of the Charter.

ARTICLE X

INDEMNIFICATION

10.1. Right to Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

10.2. Non-Exclusivity of Rights. Any right to indemnification and the payment or reimbursement of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X or the Bylaws shall not be exclusive of or limited in any way any other right which any person may have or hereafter acquire under any statute, provision of the Charter, Bylaws, insurance, resolution, agreement, vote of stockholders or disinterested directors or otherwise.

10.3 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

ARTICLE XI

LIMITATION OF LIABILITY

11.1. Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article XI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article XI, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

11.2. Director and Officer Liability Insurance. By action of its Board, notwithstanding any interest of the Directors in such action, the Corporation may purchase and maintain insurance, in such amounts as the Board deems appropriate, to protect any Director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such (including, without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the MGCL, and whether or not the Corporation would have the power or would be required to indemnify any such person under the terms of any agreement or the Bylaws or the MGCL. For purposes of this Section 11.2, “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.

ARTICLE XII

MAJORITY APPROVAL

Except for the specific provisions of Article IX, Section 9.2 of the Charter regarding any amendment or repeal of Articles X or XI of the Charter, all votes required to approve any matter brought before the stockholders of the Corporation, including the approval of amendments to the Charter, the sale of all or substantially all of the business or assets of the Corporation, the merger of the Corporation or the dissolution of the Corporation, shall require the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation on this 4th day of April, 2016.

/s/ Eric M. Feinstein
Eric M. Feinstein, Incorporator
51 West 52nd Street, NY, NY 10019

I hereby consent to my designation in this document as resident agent for this corporation.

/s/ James D. Martin
National Registered Agents, Inc., of MD

Signature Page to Articles of Incorporation